UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 14, 2009

Online Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4795 Meadow Wood Lane, Chantilly, Virginia		20151
(Address of principal executive offices)		(Zip Code)

Not Applicable
Form name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or certain officers; Election of directors; Appointment of certain officers; Compensatory arrangements of certain officers.

On December 14, 2009, Matthew P. Lawlor (“Mr. Lawlor”) retired from his position as Chief Executive Officer of Online Resources Corporation (the “Company”), effective immediately.  Mr. Lawlor will remain in his position as Chairman of the Board of Directors of the Company (the “Board”) until February 15, 2010.  Thereafter, Mr. Lawlor will continue to serve on the Board as a Director.

Effective December 14, 2009, Raymond T. Crosier (“Mr. Crosier”), the current President and Chief Operating Officer of the Company, will serve as the interim Chief Executive Officer until a successor is named.  Mr. Crosier, 54, has served as Chief Operating Officer of the Company since its initial public offering in 1999 and also became President in 2001.  He joined the Company in 1996 and before assuming his current role, headed the Company’s sales, client services and technical implementation functions.   He has over 25 years of management experience in payment systems, transaction processing and financial technology.

On December 14, 2009, the Board formed an executive management committee, consisting of Mr. Crosier and independent Directors Barry D. Wessler and John Dorman, to oversee the transition.  Dr. Wessler and Mr. Dorman will also lead the search for a new chief executive officer.

On December 15, 2009, the Company issued a press release regarding Mr. Lawlor’s retirement.  A copy of the Company’s press release appears as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 15, 2009

Online Resources Corporation

By:	/s/ Catherine A. Graham
Name:	Catherine A. Graham,
Title:	Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated December 15, 2009, issued by the Company.